EXHIBIT 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of March 1, 2022 (the “Effective Date”) between Pardes Biosciences, Inc., a Delaware corporation (the “Company”), and Thomas

G. Wiggans (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.

(a)
Term. The Company shall employ Executive, and Executive shall be employed by the Company on a full-time basis and in the capacity set forth in this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Executive’s employment with the Company shall be “at will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time and for any reason subject to the terms of this Agreement.

(b)
Position and Duties. During the Term, Executive shall serve as the Chair of the Board of Directors of the Company (the “Board”) and Chief Executive Officer and shall have such powers and duties as are customary for, and are consistent with, his position with the Company, as well as those duties as may from time to time be prescribed by the Board. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted by the Company. Except for vacations and absences due to temporary illness, Executive will be expected to devote his full-time business efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may participate in outside charitable, civic, educational, professional, community or industry activities to the extent such activities do not individually or in the aggregate materially interfere with the performance of his duties to the Company as provided in this Agreement or create an actual or potential conflict of interest with the Company’s business; provided, further, that Executive’s service on any outside boards (whether for profit or non-profit) shall require the prior consent of the Board. Any of your outside activities listed on Exhibit 1 attached hereto shall also be deemed approved for purposes of this Agreement and shall not be a violation of your obligations in this Section 1(b). In the event Executive’s employment terminates for any reason, if Executive is then serving on the Board, Executive hereby agrees to tender an offer of resignation to the Chair of the Nominating & Corporate Governance Committee (the “NCG Chair”). The NCG Chair will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it.

(c)
Location. Executive’s primary working location shall initially be remote; provided that if the Company were to establish an office no more than a 50 mile radius from Executive’s primary remote working location, the Company shall be entitled to designate such location as Executive’s primary working location and such designation shall not be sufficient to constitute “Good Reason” for purposes of the Executive Severance Plan (as defined below). Subject to the terms of this Agreement, the Company reserves the right to reasonably require Executive to perform his duties at places other than his primary working location from time to time and to require business travel.

2.
Compensation and Related Matters.

(a)
Base Salary. Executive’s initial annualized base salary as of the Effective Date is $625,000 per year (the “Base Salary”), less applicable deductions and withholdings. During the Term, the Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. No additional compensation will be provided for serving on the Board. The Base Salary may be reviewed and modified from time to time at the sole discretion of the Board or any committee designated by the Board to govern compensation matters (the “Compensation Committee”) and is in addition to the other benefits set forth herein.

(b)
Cash Incentive Compensation. Executive will be eligible to receive an annual bonus with a target payout initially equal to fifty percent (50%) of Executive’s Base Salary paid for the relevant fiscal year in accordance with the terms of any Company’s Senior Executive Cash Incentive Bonus Plan or other bonus plan adopted by the Board or the Compensation Committee from time to time. The determination of whether Executive will receive a bonus with respect to any given fiscal year of the Company, and the amount of any such bonus, shall be determined by the Board or its Compensation Committee, in its sole discretion, after considering Executive’s performance and the Company’s performance for such fiscal year. If Executive is awarded a bonus with respect to a given fiscal year of the Company, the Company will make payment of such bonus no later than March 15 of the next fiscal year of the Company. Except as provided under the heading “Severance” below, a precondition to the annual bonus being considered earned is that Executive continuously remain an employee of the Company on the date on which any such annual bonus is paid.

(c)
Equity Compensation (Initial and Future Equity Awards).

(i)
Subject to final approval by the Board or the Compensation Committee, the Company will grant to Executive as of or immediately following the Effective Date, as an inducement for employment, an initial option to purchase 985,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), of which, 60,000 will be granted as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permissible under the Code, under the Company’s 2021 Stock Option and Incentive Plan and 925,000 will be granted as an inducement award pursuant to Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. under the Company’s 2022 Inducement Plan (collectively, the “Option Grants” and each an “Option Grant”). The Option Grants shall be subject to vesting as follows: ¼ of the shares of Common Stock under each Option Grant shall vest on the one-year anniversary of the date Executive commences employment, and an additional 1/48th of the shares of Common Stock under each Option Grant shall vest on the corresponding day of each month thereafter (and if there is no corresponding day, the last day of the month) for 36 months, until all of the shares of Common Stock are vested, in each case subject to Executive’s continued provision of services to the Company as either an employee or consultant (including Director) through each applicable vesting date. The options shall be subject to accelerated vesting as provided below and in the Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”) and shall be subject to the terms of the applicable award agreement and equity incentive plan. The exercise price per share under such each Option Grant will be equal to the closing market price on the Nasdaq Global Stock Market of one share of Common Stock on the effective date of grant.

(ii)
Commencing in 2023, during the Term, Executive shall be eligible to receive annual equity awards in the sole discretion of and subject to the approval of the Board or its Compensation Committee.

(iii)
All such equity awards as described in this Section 2(c) shall be subject to the terms and conditions of the applicable stock plan and the equity award agreement between Executive and the Company (the “Equity Documents”). Notwithstanding anything to the contrary in the Equity Documents, this Agreement or the Executive Severance Plan, in the event of Executive’s termination without Cause (as defined in the Executive Severance Plan) or Executive’s resignation for Good Reason (as defined in the Executive Severance Plan, as modified in Section 2(d) below) at any time other than during the Change in Control Period, and Executive’s compliance with the requirements set forth in Section 6 of the Executive Severance Plan, Executive will be entitled to the immediate acceleration of the number of then-unvested shares subject to the Option Grants that would have vested during the twelve (12) months following such termination. For clarity, the foregoing acceleration of vesting shall not apply to subsequently granted equity awards.
(d)
Severance. Executive is eligible to participate as a Tier 1 Executive in the Executive Severance Plan upon execution of the participation agreement substantially in the form attached hereto as Exhibit 2. With respect to Executive, the definition of Good Reason set forth in Section 2(k) of the Executive Severance Plan is modified (x) to remove the final paragraph in its entirety and (y) to add the following as a new section 2(k)(iv): “the Covered Executive not being appointed or being removed as the chief executive officer of the Company or any successor company in a merger, reorganization or similar transaction and/or a change in Covered Executive’s reporting such that the Covered Executive does not report to the board of directors of the Company or of the successor company in a merger, reorganization or similar transaction.”

(e)
Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(f)
Vacation; PTO. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s then-current vacation policy.

(g)
Employee Benefits. During the Term, Executive shall be eligible to participate in or receive benefits under the Company’s policies and employee benefit plans in effect from time to time to the same extent as similarly situated employees, subject to the terms of such policies and plans and to the Company’s ability to amend, modify, replace or terminate such policies and plans.

(h)
Withholding; Tax Effect. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.
At-will Employment. At all times Executive’s employment is “at will,” meaning that the Company or Executive may terminate it at any time for any or no reason, with or without reason upon thirty (30) days prior written notice. Executive’s last day of employment is referred to herein as the “Date of Termination.” In the event of the ending of Executive’s employment for any reason, the Company shall pay Executive in accordance with Executive Severance Plan, as in effect from time to time. Regardless of the reason Executive’s employment with the Company terminates, Executive will continue to comply with the PIIA (as defined in Section 4).

4.
Proprietary Information and Restricted Activities. Executive will be required to sign, as a condition of Executive’s employment, the Pardes Biosciences, Inc. Proprietary Information, Inventions, and Assignment Agreement that is enclosed with this Agreement (the “PIIA”). Executive represents that he has not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

5.
Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 5.

6.
No Conflicting Obligation. Executive hereby represents and warrants that as of the Effective Date, the performance by Executive of any or all of the terms of this Agreement and the performance by Executive of his duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which Executive is or may become a party on or at any time after Executive’s commencement of employment or (ii) any obligation Executive may otherwise have under applicable law to any former employer or to any person to whom Executive has provided, provides or will provide consulting services. Executive hereby further represents and warrants to the Company that, prior to the date Executive’s employment commenced, Executive has provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.
7.
Waiver. No waiver of any of Executive’s obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require Executive’s performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8.
Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.
Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the State of California, and will in all respects be interpreted, enforced and governed under the laws of the State of California. Executive hereby consents to personal jurisdiction of the state and federal courts situated within California for purposes of enforcing this Agreement and waives any objection that Executive might have to personal jurisdiction or venue in those courts.

10.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

11.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

12.
Headings. The headings of the sections and paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.
Entire Agreement; Amendment. This Agreement, together with the Executive Severance Plan, the PIIA and the Equity Documents, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between the Company and Executive with respect to the subject matter hereof but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and Executive, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and Executive.

14.
Indemnification and Director’s and Officer’s Insurance. The Company will indemnify you to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and you shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers.

15.
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1- 16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules- clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. BOTH EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This section is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PARDES BIOSCIENCES, INC.

By: /s/ Elizabeth H. Lacy

Name: Elizabeth H. Lacy

Title: General Counsel and Corporate Secretary

/s/ Thomas G. Wiggans

Thomas G. Wiggans

[Signature Page to Employment Agreement]

EXHIBIT 1

PERMITTED OUTSIDE ACTIVITIES

[***]

EXHIBIT 2

FORM OF PARTICIPATION AGREEMENT

PARDES BIOSCIENCES INC.

March 1, 2022

Thomas G. Wiggans

Re: Executive Severance Plan

Dear Tom,

Pardes Biosciences Inc. (the “Company”) is pleased to inform you that you have been designated as an eligible participant in the Company’s Executive Severance Plan, as amended from time to time (as amended, the “Severance Plan”) and with respect to you as modified by Sections 2(c)(iii) and 2(d) of your Employment Agreement (as defined below). A copy of the Severance Plan (excluding the exhibits thereto) is attached hereto as Exhibit A. You have been designated as a Tier 1 Executive under the Severance Plan.

Under certain circumstances, you will be eligible for certain severance benefits as described in the Severance Plan as modified by Sections 2(c)(iii) and 2(d) of your Employment Agreement. Any and all such severance benefits are subject to the terms and conditions of the Severance Plan as modified by Sections 2(c)(iii) and 2(d) of your Employment Agreement.

As a condition to participate in the Severance Plan, you hereby acknowledge that the severance benefits that may be provided to you under the Severance Plan will supersede and replace any severance benefit plan, policy or practice previously maintained by the Company or any of its affiliates that may have been applicable to you, other than as provided in the employment agreement between you and Pardes Biosciences Inc., dated as of March 1, 2022 (the “Employment Agreement”). In addition, as a condition to participate in the Severance Plan, you hereby acknowledge that you will continue to comply with the Proprietary Information and Invention Assignment or similar agreement entered into between you and the Company on March 1, 2022.

Company and you agree and acknowledge that Section 17 of the Severance Plan is hereby waived and subject to the terms of the Severance Plan you are entitled to the severance benefits set forth in the Severance Plan, as modified with respect to you by Section 2(c)(ii) and 2(d) of your Employment Agreement.

Please review the information in this letter and the Severance Plan, as modified by your Employment Agreement, carefully. If you have any questions regarding the letter or the Severance Plan, as modified, please contact Elizabeth Lacy at elacy@pardesbio.com.

To accept the terms of this letter and participate in the Severance Plan, as modified with respect to you by Section 2(c)(ii) and 2(d) of your Employment Agreement, please sign and date this letter in the space provided below and return the signed copy to Elizabeth Lacy by March 15, 2022 (the “Expiration Date”). If you do not return the signed copy by the Expiration Date, the terms of this letter shall be null and void and you may not participate in the Severance Plan.

Pardes Biosciences Inc.

By: /s/ Elizabeth Lacy___________________

Name: Elizabeth Lacy

Title: General Counsel and Corporate Secretary

Agreed and Accepted:

/s/ Thomas G. Wiggans

Name: Thomas G. Wiggans

Date: March 1, 2022

Exhibit A

Executive Severance Plan

[***]

Document has been separately filed as an exhibit to this Annual Report on Form 10-K.